Auditor’s Consent

We hereby consent to the use of our report dated October 29, 2019, on the financial statements of Discount Print USA, Inc. as of June 30, 2019 and for the period from June 17, 2019 (inception) to June 30, 2019 included herein on the Regulation A Offering Circular of Discount Print USA, Inc. on Form 1-A/A and to the reference to our firm under the heading “Experts”.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2019.

Pinnacle Accountancy Group of Utah

a dba of Heaton & Company, PLLC

Farmington, Utah

January 3, 2020